Exhibit 99.1

Oplink Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Fremont, Calif., -- August 16, 2012 -- Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems, today reported its financial results for its fourth quarter and fiscal year ended July 1, 2012.

Revenues for the fourth quarter were $44.2 million and GAAP net loss was $5.2 million, or $(0.27) per share. This compares to revenues of $44.0 million and GAAP net income of $2.9 million, or $0.14 per diluted share, reported in the prior quarter, and $43.7 million and GAAP net income of $26.3 million, or $1.23 per diluted share, reported in the same period of the prior year. The GAAP net loss for the fourth quarter of fiscal 2012 was due to a one-time, non-cash charge of $8.1 million related to certain deferred tax assets which will not be realized in the future.

Non-GAAP net income for the fourth quarter was $3.8 million, or $0.19 per diluted share, as compared to $2.5 million, or $0.13 per diluted share, reported in the prior quarter, and $5.9 million, or $0.28 per diluted share, reported in the same period of the prior year.

For fiscal year 2012, revenues were $174.9 million. GAAP net loss for the fiscal year was $2.6 million, or $(0.13) per share. The GAAP net loss for fiscal 2012 was due to the $8.1 million charge in the fourth quarter referred to above.  Non-GAAP net income for the fiscal year was $11.4 million, or $0.57 per diluted share. Non-GAAP results exclude the $8.1 million charge and the other items described in the Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures attached to this press release.

Oplink generated $6.9 million in cash from operations, used $6.5 million for stock repurchases, and closed the quarter with cash, cash equivalents and short-term and long-term investments of $176.2 million.

"The fourth quarter closed a solid year of financial performance for Oplink, especially considering the market climate in telecommunications spending," commented Joe Liu, Chairman and CEO of Oplink. "As we enter fiscal 2013, we expect a relatively stable order environment although we are still limited in our visibility overall.  We continue to work with customers to develop cost-effective, next generation optical solutions to meet the increasing demand for bandwidth across carrier networks. We are also investing in new, higher growth initiatives to drive future performance and greater shareholder returns over time.”

Business Outlook for the Quarter Ending September 30, 2012

For the quarter ending September 30, 2012, the Company expects to report revenues between $43 million and $46 million and GAAP net income per diluted share of approximately $0.08 to $0.14.  On a non-GAAP basis, excluding stock compensation, amortization of intangible assets and any other non-cash or non-recurring charges, the Company expects earnings per diluted share of approximately $0.16 to $0.22. GAAP and non-GAAP net income per diluted share for the quarter ending September 30, 2012 assume an effective tax rate of 25%.

Conference Call Information

The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on August 16, 2012.  The conference call can be accessed by dialing 1-888-846-5003, or 1-480-629-9856 (outside the U.S. and Canada). A live webcast will be available on the Investors section of Oplink’s corporate website at www.oplink.com and via replay beginning approximately two hours after the completion of the call until Oplink’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on August 16, 2012 until 11:59 p.m. Pacific Time on August 23, 2012, by dialing 1-800-406-7325 or 1-303-590-3030 (outside the U.S. and Canada) and entering pass code 4553726#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables.

Oplink believes that providing these non-GAAP measures to its investors provides investors the benefit of viewing Oplink's performance using the same financial metrics that the management team uses in making many key decisions and evaluating how Oplink's "core operating performance" and its results of operations may look in the future. Oplink defines "core operating performance" as its on-going performance in the ordinary course of its operations. Items that are non-recurring or do not involve cash expenditures, such as one-time tax benefits or charges, impairment charges, restructuring charges, amortization of intangible assets and non-cash compensation related to stock and options, are not included in Oplink's view of "core operating performance."

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. Oplink offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Woodland Hills, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. Oplink's customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This press release contains forward-looking statements, including without limitation the statements under the heading "Business Outlook for the Quarter Ending September 30, 2012." These forward-looking statements involve risks and uncertainties that could cause Oplink's results to differ materially from those expressed or implied by such forward-looking statements, including the following risks and uncertainties: possible reductions in customer orders or delays in shipments of products to customers; potential delays in introduction of new Oplink products; Oplink's reliance on a small number of customers for a substantial portion of its revenues; Oplink's reliance on third parties to supply critical components and materials for its products; intense competition in Oplink's target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry; the potential for a further downturn in the telecommunications industry or the overall economy in the United States or other parts of the world; changes in our effective tax rate, which reduce our net income; and other risks detailed from time to time in Oplink's periodic reports filed with the Securities and Exchange Commission, including the Company's latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink's outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

(TABLES TO FOLLOW)
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Investor Relations:

Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	July 1,	July 3,
	2012	2011
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$81,233	$52,644
Short-term investments	85,382	134,089
Accounts receivable, net	33,165	34,880
Inventories	19,091	24,719
Prepaid expenses and other current assets	7,713	10,706
Deferred tax assets	1,609	15,171
Total current assets	228,193	272,209
Property, plant and equipment, net	45,392	36,863
Long-term investments	9,606	-
Goodwill and intangible assets, net	1,648	2,956
Deferred tax assets	7,151	8,291
Other assets	13,199	485
Total assets	$305,189	$320,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,739	$11,549
Accrued liabilities and other current liabilities	12,460	12,041
Total current liabilities	24,199	23,590
Non-current liabilities	8,858	6,852
Total liabilities	33,057	30,442
Stockholders' equity	272,132	290,362
Total liabilities and stockholders’ equity	$305,189	$320,804

(1)	The July 3, 2011 condensed consolidated balance sheet has been derived from audited consolidated financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
	Three Months Ended			Years Ended
	July 1,	April 1,	July 3,	July 1,	July 3,
	2012	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenues	$44,245	$43,978	$43,667	$174,928	$198,803
Cost of revenues	29,062	30,470	28,510	118,766	129,133
Gross profit	15,183	13,508	15,157	56,162	69,670
Operating expenses:
Research and development	5,348	5,665	5,161	21,037	16,874
Sales and marketing	3,084	2,813	2,459	10,993	10,024
General and administrative	2,033	1,890	2,717	12,876	8,532
Stock compensation expense	1,275	1,242	1,238	5,438	5,135
Amortization of intangible assets	91	91	406	664	1,759
Loss (gain) on sale/disposal of assets	13	19	(41)	(353)	(148)
Total operating expenses	11,844	11,720	11,940	50,655	42,176
Income from operations	3,339	1,788	3,217	5,507	27,494
Interest and other income, net	130	93	253	539	544
Income before provision for income taxes	3,469	1,881	3,470	6,046	28,038
Benefit (provision) for income taxes	(8,639)	977	22,790	(8,628)	20,478
Net income (loss)	$(5,170)	$2,858	$26,260	$(2,582)	$48,516

Net income (loss) per share:
Basic	$(0.27)	$0.15	$1.28	$(0.13)	$2.44
Diluted	$(0.27)	$0.14	$1.23	$(0.13)	$2.32

Shares used in per share calculation:
Basic	19,117	19,200	20,535	19,302	19,922
Diluted	19,117	19,795	21,346	19,302	20,945

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)
	Three Months Ended			Years Ended
	July 1,	April 1,	July 3,	July 1,	July 3,
	2012	2012	2011	2012	2011
Reconciliation of GAAP net income (loss) to non-GAAP net income:
Net income (loss), GAAP	$(5,170)	$2,858	$26,260	$(2,582)	$48,516
Adjustments to measure non-GAAP:
Related to cost of revenues:
Stock compensation expense	76	92	110	366	452
Amortization of intangible assets	36	36	520	644	2,245
Total related to cost of revenues	112	128	630	1,010	2,697

Related to operating expenses:
Legal settlement	-	-	-	3,317	-
Stock compensation expense	1,275	1,242	1,238	5,438	5,135
Amortization of intangible assets	91	91	406	664	1,759
Total related to operating expenses	1,366	1,333	1,644	9,419	6,894

Tax adjustments (2)	8,143	-	(22,631)	8,143	(22,631)
Tax effects on non-GAAP adjustments	(686)	(1,830)	-	(4,635)	-

Non-GAAP net income	$3,765	$2,489	$5,903	$11,355	$35,476

Net income per share, non-GAAP:
Basic	$0.20	$0.13	$0.29	$0.59	$1.78
Diluted	$0.19	$0.13	$0.28	$0.57	$1.69

Shares used in per share calculation:
Basic	19,117	19,200	20,535	19,302	19,922
Diluted	19,587	19,795	21,346	19,897	20,945

Reconciliation of GAAP gross profit to non-GAAP gross profit:
GAAP gross profit	$15,183	$13,508	$15,157	$56,162	$69,670
Stock compensation expense included in cost of revenues	76	92	110	366	452
Amortization of intangible assets included in cost of revenues	36	36	520	644	2,245
Non-GAAP gross profit	$15,295	$13,636	$15,787	$57,172	$72,367

GAAP gross margin rate	34.3%	30.7%	34.7%	32.1%	35.0%
Non-GAAP gross margin rate	34.6%	31.0%	36.2%	32.7%	36.4%

(1)	The condensed consolidated statement of operations for the year ended July 3, 2011 has been derived from audited financial statements at that date.

(2)
The adjustment recorded in the fourth quarter of fiscal 2012 was related to the deferred tax implications of the transfer of certain intercompany liabilities.  As a result of the transfer, certain deferred tax assets will not be realized by the US entity. The adjustment recorded in the fourth quarter of fiscal 2011 was related to the release of valuation allowance.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years Ended
	July 1,	July 3,
	2012	2011
	(Unaudited)	(1)
Cash flows from operating activities:
Net income (loss)	$(2,582)	$48,516
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,359	5,299
Amortization of intangible assets	1,308	4,004
Stock compensation expense	5,804	5,587
Deferred income taxes	14,689	(22,918)
Gain on sale/disposal of assets	(353)	(148)
Other	(46)	719
Change in assets and liabilities	(1,559)	(5,363)
Net cash provided by operating activities	23,620	35,696

Cash flows from investing activities:
Net maturity (purchase) of investments	40,088	(14,418)
Net purchases of property, plant and equipment	(11,664)	(11,609)
Purchase of cost investment	(200)	-
Net cash provided by (used in) investing activities	28,224	(26,027)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,166	19,043
Repurchase of common stock	(26,402)	(17,246)
Other	(1,002)	-
Net cash (used in) provided by financing activities	(23,238)	1,797

Effect of exchange rate changes on cash and cash equivalents	(17)	467
Net increase in cash and cash equivalents	28,589	11,933
Cash and cash equivalents, beginning of period	52,644	40,711
Cash and cash equivalents, end of period	$81,233	$52,644

(1)	The condensed consolidated statement of cash flows for the year ended July 3, 2011 has been derived from audited financial statements at that date.